ARTICLES OF AMENDMENT TO THE ARTICLES OF
             INCORPORATION OF SIERRA DEVELOPMENT

     WE, THE UNDERSIGNED, being the President and Secretary of SIERRA DEVELOPMENT, do hereby set forth the following Articles of Amendment.

     (a) The name of the Corporation is SIERRA DEVELOPMENT.

(b) Article IX is hereby, amended by striking the whole of said Article therefrom and substituting the following in its place:

                          ARTICLE IX
                          DIRECTORS

     The number of Directors constituting the current Board of Directors is five (5) and the names of the persons who are currently serving as the Directors of the Corporation are as follows: Michael A. Cameron, Kirk A. Umphrey, Richard Welch, Joan Welch, and Camille Cameron.
     The Board of Directors is authorized by Resolution to reduce the number of Directors required to a minimum of three (3).
     (c) The date of the adoption of the Amendment by the Shareholders was May 21, 1979.
     (d) The number of shares outstanding and the number of shares entitled to vote on said Amendment was 6,000 shares of voting common stock.
     (e) The number of shares of common stock voting in favor of said Amendment was 4,000 shares.
     (f) The Amendment does not provide for an exchange or re-classification or cancellation of any issued shares.
     (g) The Amendment does not change the total amount of stated capital of the Corporation.

     IN WITNESS WHEREOF, the President and Secretary have duly executed this Amendment the 25 day of June, 1979.

                              /s/Michael A. Cameron, President

                              /s/Kirk A. Umphrey, Secretary

 STATE OF UTAH        )
                    ) ss.
 COUNTY OF SALT LAKE)

On the 26 day of June, 1979, personally appeared before me, MICHAEL A. CAMERON and KIRK A. UMPHREY, who being by me duly sworn did say, each for himself, that he, the said MICHAEL A. CAMERON is the President, and he, the said KIRK A. UMPHREY, is the Secretary of SIERRA DEVELOPMENT, and that the within and foregoing instrument was signed in behalf of said Corporation by authority of a Resolution of its Board of Directors, and the said MICHAEL A. CAMERON and KIRK A. UMPHREY, each duly acknowledged to me that said Corporation executed the same.

                              /s/Robert W. Cameron
                              NOTARY PUBLIC
                              Residing at: Salt Lake City, Utah

 My Commission Expires: 12/28/81

                               A F F I D A V I T

 STATE OF UTAH      )
                     ss.
County of Salt Lake )

     KIRK A. UMPHREY, being first duly sworn, deposes and says:

     1. That he is the duly qualified and acting Secretary of SIERRA DEVELOPMENT, a Utah Corporation, and as such, has custody of the books and records of said Corporation.
     2. He further says that the Minutes of a specially convened meeting of the Shareholders on May 21, 1979, shows the following Resolution to be unanimously adopted by the Shareholders:
     "Resolved, that the Articles of Incorporation of Sierra Development be amended to provide that only three (3) Directors are required to operate the Corporation."
     3. Said Resolution is in full force and effect and has not been modified or revoked.
     4. That MICHAEL A. CAMERON is now the duly elected and acting President of the Corporation.
                                   /s/Kirk A. Umphrey
Subscribed and sworn to before me this 26 day of June, 1979.

                                   /s/Robert Cameron
                                   NOTARY PUBLIC
                                   Residing at: Salt Lake City,
               Utah

 My Commission Expires: 12/28/81